Exhibit 4.1

EXECUTION VERSION

COLLATERAL AGREEMENT

dated and effective as of

April 24, 2013

among

MOMENTIVE PERFORMANCE MATERIALS HOLDINGS INC.,

MOMENTIVE PERFORMANCE MATERIALS INC.,

each Subsidiary Loan Party party hereto

and

JPMORGAN CHASE BANK, N.A.,

as Collateral Agent

TABLE OF CONTENTS

		Page
ARTICLE I

Definitions

SECTION 1.01.	Credit Agreement	2
SECTION 1.02.	Other Defined Terms	2

ARTICLE II

Pledge of Securities

SECTION 2.01.	Pledge	7
SECTION 2.02.	Delivery of the Pledged Collateral	8
SECTION 2.03.	Representations, Warranties and Covenants	9
SECTION 2.04.	Registration in Nominee Name; Denominations	11
SECTION 2.05.	Voting Rights; Dividends and Interest, Etc	12
SECTION 2.06.	Unlimited Corporate Entities	14

ARTICLE III

Security Interests in Other Personal Property

SECTION 3.01.	Security Interest	15
SECTION 3.02.	Representations and Warranties	17
SECTION 3.03.	Covenants	19
SECTION 3.04.	Other Actions	22
SECTION 3.05.	Covenants Regarding Patent, Trademark and Copyright Collateral	23

ARTICLE IV

Remedies

SECTION 4.01.	Remedies Upon Default	24
SECTION 4.02.	Application of Proceeds	26
SECTION 4.03.	Securities Act, Etc	27

ARTICLE V

Miscellaneous

SECTION 5.01.	Notices	28
SECTION 5.02.	Security Interest Absolute	28

i

ii

Schedules

Schedule I	Subsidiary Loan Parties
Schedule II	Commercial Tort Claims
Schedule III	Pledged Stock; Pledged Debt Securities
Schedule IV	Intellectual Property
Schedule V	Filing Offices

Exhibits

Exhibit I	Form of Supplement to the Collateral Agreement

iii

This COLLATERAL AGREEMENT, dated and effective as of April 24, 2013 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), is among MOMENTIVE PERFORMANCE MATERIALS HOLDINGS INC., a Delaware corporation (“Holdings”), MOMENTIVE PERFORMANCE MATERIALS INC., a Delaware corporation (“Intermediate Holdings”), each Subsidiary listed on Schedule I hereto and each Subsidiary that becomes a party hereto pursuant to Section 5.16 hereof (each, a “Subsidiary Loan Party”) and JPMORGAN CHASE BANK, N.A. (“JPMorgan”), as collateral agent (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”) for the Secured Parties.

PRELIMINARY STATEMENTS

Reference is made to (i) the Asset-Based Revolving Credit Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Holdings, Intermediate Holdings, Momentive Performance Materials USA Inc., a Delaware corporation (the “U.S. Borrower”), Momentive Performance Materials GmbH, a company organized under the laws of Germany (the “Germany Silicone Borrower”), Momentive Performance Materials Quartz GmbH, a company organized under the laws of Germany (the “Germany Quartz Borrower”), Momentive Performance Materials Nova Scotia ULC, an unlimited company incorporated under the laws of the Province of Nova Scotia (Canada) (the “Canadian Borrower”, and the Canadian Borrower, together with the U.S. Borrower, the Germany Silicone Borrower and the Germany Quartz Borrower, the “Borrowers”), the Lenders from time to time party thereto, JPMorgan, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”) and as Collateral Agent, and the other parties named therein, and (ii) the ABL Intercreditor Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “ABL Intercreditor Agreement”), among the Collateral Agent, JPMorgan, as First-Lien Collateral Agent and Applicable First-Lien Agent (in each case, as defined therein), Holdings, Intermediate Holdings, the U.S. Borrower, the other Subsidiaries of Intermediate Holdings party thereto and the other parties party thereto.

Pursuant to the terms and subject to the conditions set forth in the Credit Agreement, the Lenders, the Issuing Banks and the Swingline Lender have agreed to extend credit to the Borrowers. The obligations of the Borrowers under the Credit Agreement are guaranteed by Holdings, Intermediate Holdings and the Subsidiary Loan Parties.

Holdings, Intermediate Holdings and the Subsidiary Loan Parties will derive substantial benefits from the transactions contemplated by the Credit Agreement. Pursuant to the Credit Agreement, the Pledgors have agreed to grant a security interest in the Collateral for the benefit of the Collateral Agent (for the ratable benefit of the Secured Parties) to secure the payment and performance of the Obligations, subject to the terms hereof and of the Intercreditor Agreements, including with respect to the relative rights and priorities in respect of the Collateral.

Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Credit Agreement. (a) Capitalized terms used in this Agreement and not otherwise defined herein have the respective meanings assigned thereto in the Credit Agreement. All terms defined in the New York UCC and not defined in this Agreement or the Credit Agreement shall have the meanings specified therein. The term “instrument” shall have the meaning specified in Article 9 of the New York UCC.

(b) The rules of construction specified in Section 1.02 of the Credit Agreement also apply to this Agreement.

SECTION 1.02. Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABL Intercreditor Agreement” has the meaning assigned to such term in the preliminary statements of this Agreement.

“ABL Priority Collateral” has the meaning assigned to such term in the ABL Intercreditor Agreement.

“Account Debtor” means any person who is or who may become obligated to any Pledgor under, with respect to or on account of an Account.

“Administrative Agent” has the meaning assigned to such term in the preliminary statements of this Agreement.

“Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Applicable Agent” means, (i) with respect to the Notes Priority Collateral, the First Lien Collateral Agent and (ii) with respect to the ABL Priority Collateral, the Collateral Agent.

“Article 9 Collateral” has the meaning assigned to such term in Section 3.01.

“Borrowers” has the meaning assigned to such term in the preliminary statements of this Agreement.

“Canadian Borrower” has the meaning assigned to such term in the preliminary statements of this Agreement.

“Cash Flow Credit Agreement” means the Second Amended and Restated Credit Agreement, dated as of the date hereof, among Holdings, Intermediate Holdings, Momentive Performance Materials USA Inc., as U.S. borrower, Momentive Performance Materials GmbH, as German borrower, Momentive Performance Materials Nova Scotia ULC, as Canadian borrower, the lenders from time to time party thereto and JPMorgan, as administrative agent and collateral agent, as amended, restated, supplemented or otherwise modified from time to time.

“Collateral” means the Article 9 Collateral and the Pledged Collateral.

“Collateral Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Copyright License” means any written agreement, now or hereafter in effect, granting any right to any Pledgor under any Copyright now or hereafter owned by any third party, and all rights of any Pledgor under any such agreement (including, without limitation, any such rights that such Pledgor has the right to license).

“Copyrights” means all of the following now owned or hereafter acquired by any Pledgor (or, as required in the context of the definition of “Copyright License”, any third party licensor): (a) all copyright rights in any work subject to the copyright laws of the United States or any other country, whether as author, assignee, transferee or otherwise; (b) all registrations and applications for registration of any such Copyright in the United States or any other country, including registrations, supplemental registrations and pending applications for registration in the United States Copyright Office and the right to obtain all renewals thereof, including those listed on Schedule IV; (c) all claims for, and rights to sue for, past or future infringements of any of the foregoing; and (d) all income, royalties, damages and payments now or hereafter due and payable with respect to any of the foregoing, including damages and payments for past or future infringement thereof.

“Credit Agreement” has the meaning assigned to such term in the preliminary statements of this Agreement.

“Designated Secured Cash Management Agreement” means a Secured Cash Management Agreement that is designated by Intermediate Holdings (in a form of a certificate executed by a Responsible Officer of Intermediate Holdings and delivered to the Administrative Agent) to be a “Designated Secured Cash Management Agreement” under the Credit Agreement and under the other Loan Documents.

“Designated Secured Hedge Agreement” means a Secured Hedge Agreement that is designated by Intermediate Holdings (in a form of a certificate executed by a Responsible Officer of Intermediate Holdings and delivered to the Administrative Agent) to be a “Designated Secured Hedge Agreement” under the Credit Agreement and under the other Loan Documents.

“Designated Securities” means any securities the granting of a security interest in which would require separate financial statements of a Subsidiary to be filed with the SEC (or any other government agency), pursuant to Rule 3-16 of Regulation S-X under the Securities Act and the Exchange Act (or any successor regulation or any other law, rule or regulation), but only for so long as, and only to the extent, necessary not to be subject to such requirement.

“Federal Securities Laws” has the meaning assigned to such term in Section 4.03.

“First Lien Collateral Agent” means JPMorgan, in its capacity as collateral agent for the First-Priority Lien Obligations or any other collateral agent appointed under the First Lien Intercreditor Agreement, together with its successors and assigns in such capacity.

“First Lien Intercreditor Agreement” means the First Lien Intercreditor Agreement, dated as of November 16, 2012, among JPMorgan, as Collateral Agent (as defined therein), JPMorgan, as Authorized Representative under the Credit Agreement (in each case, as defined therein), The Bank of New York Mellon Trust Company, N.A., as Initial Other Authorized Representative (as defined therein), and the other additional Authorized Representatives (as defined therein) from time to time party thereto, as consented to by Holdings, Intermediate Holdings, the U.S. Borrower and the other Subsidiaries party thereto, as may be amended, restated, supplemented or otherwise modified from time to time.

“First-Priority Lien Obligations” has the meaning assigned to such term in the ABL Intercreditor Agreement.

“General Intangibles” means all “General Intangibles” as defined in the New York UCC, including all choses in action and causes of action and all other intangible personal property of any Pledgor of every kind and nature (other than Accounts) now owned or hereafter acquired by any Pledgor, including corporate or other business records, indemnification claims, contract rights (including rights under leases, whether entered into as lessor or lessee, Swap Agreements and other agreements), Intellectual Property, goodwill, registrations, franchises, tax refund claims and any letter of credit, guarantee, claim, security interest or other security held by or granted to any Pledgor to secure payment by an Account Debtor of any of the Accounts.

“Germany Quartz Borrower” has the meaning assigned to such term in the preliminary statements of this Agreement.

“Germany Silicone Borrower” has the meaning assigned to such term in the preliminary statements of this Agreement.

“Holdings” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Intellectual Property” means all intellectual and similar property of every kind and nature now owned or hereafter acquired by any Pledgor, including, inventions, designs, Patents, Copyrights, Trademarks, Patent Licenses, Copyright Licenses, Trademark Licenses, trade secrets, domain names, confidential or proprietary technical and business information, know-how, show-how or other data or information and all related documentation.

“Intercreditor Agreements” means each of the ABL Intercreditor Agreement and any other intercreditor agreement entered into in compliance with the Credit Agreement.

“Intermediate Holdings” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Japan Acquisition Co.” means Momentive Performance Materials Japan LLC and any successor thereto.

“Japanese Intercompany Notes” means, collectively, (i) the note issued by Japan Acquisition Co. to Juniper Bond Holdings I LLC in an original principal amount of $210,000,000, (ii) the note issued by Japan Acquisition Co. to Juniper Bond Holdings II LLC in an original principal amount of $210,000,000, (iii) the note issued by Japan Acquisition Co. to Juniper Bond Holdings III LLC in an original principal amount of $210,000,000 and (iv) the note issued by Japan Acquisition Co. to Juniper Bond Holdings IV LLC in an original principal amount of $210,000,000.

“JPMorgan” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Patent License” means any written agreement, now or hereafter in effect, granting to any Pledgor any right to make, use or sell any invention covered by a Patent, now or hereafter owned by any third party (including, without limitation, any such rights that such Pledgor has the right to license).

“Patents” means all of the following now owned or hereafter acquired by any Pledgor (or, as required in the context of the definition of “Patent License”, any third party licensor): (a) all letters patent of the United States or the equivalent thereof in any other country, and all applications for letters patent of the United States or the equivalent thereof in any other country, including those listed on Schedule IV, (b) all reissues, continuations, divisions, continuations-in-part or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein, (c) all claims for, and rights to sue for, past or future infringements of any of the foregoing and (d) all income, royalties, damages and payments now or hereafter due and payable with respect to any of the foregoing, including damages and payments for past or future infringement thereof.

“Permitted Liens” means, with respect to any asset, Liens that are permitted to exist on such asset by Section 6.02 of the Credit Agreement.

“Pledged Collateral” has the meaning assigned to such term in Section 2.01.

“Pledged Debt” has the meaning assigned to such term in Section 2.01.

“Pledged Debt Securities” has the meaning assigned to such term in Section 2.01.

“Pledged Securities” means any promissory notes, stock certificates or other certificated securities now or hereafter included in the Pledged Collateral, including all certificates, instruments or other documents representing or evidencing any Pledged Collateral.

“Pledged Stock” has the meaning assigned to such term in Section 2.01.

“Pledgor” means any of Holdings, Intermediate Holdings or any Subsidiary Loan Party.

“Security Interest” has the meaning assigned to such term in Section 3.01.

“Subsidiary Loan Party” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Trademark License” means any written agreement, now or hereafter in effect, granting to any Pledgor any right to use any Trademark now or hereafter owned by any third party (including, without limitation, any such rights that such Pledgor has the right to license).

“Trademarks” means all of the following now owned or hereafter acquired by any Pledgor (or, as required in the context of the definition of “Trademark License”, any third party licensor): (a) all trademarks, service marks, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations thereof (if any), and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office or any similar offices in any State of the United States or any other country or any political subdivision thereof (except for “intent-to-use” applications for trademark or service mark registrations filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, unless and until an Amendment to Allege Use or a Statement of Use under Sections 1(c) and 1(d) of Lanham Act has been filed, to the extent, if any, that any assignment of an “intent-to-use” application prior to such filing would violate the

Lanham Act), and all renewals thereof, including those listed on Schedule IV, (b) all goodwill associated therewith or symbolized thereby, (c) all claims for, and rights to sue for, past or future infringements of any of the foregoing and (d) all income, royalties, damages and payments now or hereafter due and payable with respect to any of the foregoing, including damages and payments for past or future infringement thereof.

“ULC” has the meaning assigned to such term in Section 2.06.

“ULC Interests” has the meaning assigned to such term in Section 2.06.

“U.S. Borrower” has the meaning assigned to such term in the preliminary statements of this Agreement.

ARTICLE II

Pledge of Securities

SECTION 2.01. Pledge. Subject to the last paragraph of Section 3.01(a), as security for the payment or performance, as the case may be, in full of the Obligations, each Pledgor hereby (except in the case of ULC Interests) assigns and pledges to the Collateral Agent, its successors and permitted assigns, for the ratable benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and permitted assigns, for the ratable benefit of the Secured Parties, a security interest in all of such Pledgor’s right, title and interest in, to and under:

(a) the Equity Interests directly owned by it (which such Equity Interests constituting Pledged Stock shall be listed on Schedule III) and any other Equity Interests obtained in the future by such Pledgor and any certificates representing all such Equity Interests (the “Pledged Stock”); provided that the Pledged Stock shall not include (i) (A) more than 65% of the issued and outstanding voting Equity Interests of any “first tier” Foreign Subsidiary directly owned by such Pledgor, (B) more than 65% of the issued and outstanding voting Equity Interests of any “first tier” Qualified CFC Holding Company directly owned by such Pledgor, (C) any issued and outstanding Equity Interests of any Foreign Subsidiary that is not a “first tier” Foreign Subsidiary, or (D) any issued and outstanding Equity Interests of any Qualified CFC Holding Company that is not a “first tier” Qualified CFC Holding Company, (ii) to the extent applicable law requires that a subsidiary of such Pledgor issue directors’ qualifying shares, such shares or nominee or other similar shares, (iii) any Equity Interests not pledged as security for the First-Priority Lien Obligations, (iv) any Equity Interests in a person acquired after the Closing Date in accordance with the Credit Agreement if, and to the extent that, (A) with respect to contractual obligations, such Equity Interests constitute less than 100% of all applicable Equity Interests of such person and the persons holding the remainder of such Equity Interests are not Affiliates, (B) granting a security interest in such Equity Interests would violate applicable law or a contractual obligation binding on such Equity Interests and (C) with respect to contractual obligations, such obligation existed at the time of the acquisition of such Equity Interests and was not created or made binding on such Equity Interests in contemplation of or in connection with the acquisition of such person, (v) any

Equity Interests of a person that is not directly or indirectly a Subsidiary of Holdings, (vi) any Designated Securities or (vii) any Equity Interests, whether now owned or hereafter acquired, that constitute Excluded Property or otherwise with respect to which the Collateral and Guarantee Requirement or the other paragraphs of Section 5.10 of the Credit Agreement need not be satisfied by reason of Section 5.10(f) of the Credit Agreement;

(b) (i) the debt securities currently issued to any Pledgor (which such debt securities constituting Pledged Debt Securities shall be listed on Schedule III), (ii) any debt obligations in the future issued to such Pledgor having, in the case of each instance of debt securities, an aggregate principal amount in excess of $5.0 million, and (iii) the certificates, promissory notes and any other instruments, if any, evidencing such debt obligations (the “Pledged Debt Securities” and, together with the property described in clauses (b)(i) and (ii) above, the “Pledged Debt”); provided that the Pledged Debt shall exclude (1) the Japanese Intercompany Notes, (2) any debt obligations or instruments not pledged as security for the First-Priority Lien Obligations, (3) any Designated Securities and (4) any debt obligations or securities that constitute Excluded Property or otherwise with respect to which the Collateral and Guarantee Requirement or the other paragraphs of Section 5.10 of the Credit Agreement need not be satisfied by reason of Section 5.10(f) of the Credit Agreement;

(c) subject to Section 2.05, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other proceeds received in respect of the Pledged Stock and the Pledged Debt;

(d) subject to Section 2.05, all rights and privileges of such Pledgor with respect to the Pledged Stock, Pledged Debt and other property referred to in clause (c) above; and

(e) all proceeds of any of the foregoing (the Pledged Stock, Pledged Debt and other property referred to in clauses (c) through (e) being collectively referred to as the “Pledged Collateral”).

TO HAVE AND TO HOLD the Pledged Collateral, together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Collateral Agent, its successors and permitted assigns, for the ratable benefit of the Secured Parties, forever; subject, however, to the terms, covenants and conditions hereinafter set forth.

SECTION 2.02. Delivery of the Pledged Collateral. (a) Each Pledgor agrees promptly to deliver or cause to be delivered to the Applicable Agent, for the ratable benefit of the Secured Parties, any and all Pledged Securities to the extent such Pledged Securities are either (i) Equity Interests in Subsidiaries of Holdings or (ii) in the case of promissory notes or other instruments evidencing Indebtedness, are required to be delivered pursuant to paragraph (b) of this Section 2.02. If any Pledged Stock that is uncertificated on the date hereof shall hereinafter become certificated, the applicable

Pledgor shall promptly cause the certificate or certificates representing such Pledged Stock to be delivered to the Applicable Agent, together with accompanying stock powers or other documentation required by Section 2.02(c). None of the Pledgors shall permit any party other than the Applicable Agent to “control” (for purposes of Section 8-106 of the New York UCC (or any analogous provision of the Uniform Commercial Code in effect in the jurisdiction whose law applies)) any uncertificated securities that constitute Pledged Collateral.

(b) Subject to Section 5.10 of the Credit Agreement, to the extent any Indebtedness for borrowed money constitutes Pledged Collateral (other than (i) intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of Intermediate Holdings and its Subsidiaries and (ii) to the extent that a pledge of such promissory note or instrument would violate applicable law) owed to any Pledgor by Intermediate Holdings or any Subsidiary is evidenced by a promissory note, such Pledgor shall cause such promissory note to be pledged and delivered to the Applicable Agent, for the ratable benefit of the Secured Parties, pursuant to the terms hereof. To the extent any such promissory note is a demand note, each Pledgor party thereto agrees, if requested by the Applicable Agent, to immediately demand payment thereunder upon an Event of Default specified under Section 7.01(b), (c), (f), (h) or (i) of the Credit Agreement unless such demand would not be commercially reasonable or would otherwise expose Pledgor to liability to the maker.

(c) Upon delivery to the Applicable Agent, (i) any Pledged Securities required to be delivered pursuant to the foregoing paragraphs (a) and (b) of this Section 2.02 shall be accompanied by stock powers or note powers, as applicable, duly executed in blank or other instruments of transfer reasonably satisfactory to the Applicable Agent and by such other instruments and documents as the Applicable Agent may reasonably request and (ii) all other property comprising part of the Pledged Collateral delivered pursuant to the terms of this Agreement shall be accompanied to the extent necessary to perfect the security interest in or allow realization on the Pledged Collateral by proper instruments of assignment duly executed by the applicable Pledgor and such other instruments or documents (including issuer acknowledgements in respect of uncertificated securities) as the Applicable Agent may reasonably request. Each delivery of Pledged Securities shall be accompanied by a schedule describing the securities, which schedule shall be attached hereto under Schedule III (or a supplement to Schedule III, as applicable) and made a part hereof; provided that failure to attach any such schedule hereto shall not affect the validity of such pledge of such Pledged Securities. Each schedule so delivered shall supplement any prior schedules so delivered.

SECTION 2.03. Representations, Warranties and Covenants. The Pledgors, jointly and severally, represent, warrant and covenant to and with the Collateral Agent, for the ratable benefit of the Secured Parties, that:

(a) subject to the exclusions set forth in Sections 2.01(a) and (b), Schedule III correctly sets forth, as of the date hereof, the percentage of the issued and outstanding units of each class of the Equity Interests of the issuer thereof represented by the Pledged Stock and includes (i) all Equity Interests pledged hereunder and (ii) all debt securities and promissory notes or instruments evidencing Indebtedness, in each case under this clause (ii), pledged hereunder and in an aggregate principal amount in excess of $5.0 million;

(b) the Pledged Stock and Pledged Debt Securities (solely with respect to Pledged Debt Securities issued by a person that is not a Subsidiary of Holdings or an Affiliate of any such Subsidiary, to the best of each Pledgor’s knowledge) have been duly and validly authorized and issued by the issuers thereof and (i) in the case of Pledged Stock, are fully paid and nonassessable (subject to the assessability of the shares of a ULC) and (ii) in the case of Pledged Debt Securities (solely with respect to Pledged Debt Securities issued by a person that is not a Subsidiary of Holdings or an Affiliate of any such Subsidiary, to the best of each Pledgor’s knowledge) are legal, valid and binding obligations of the issuers thereof, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding at law or in equity) and an implied covenant of good faith and fair dealing;

(c) except for the security interests granted hereunder (or otherwise permitted under the Loan Documents), each Pledgor (i) is and, subject to any transfers made in compliance with the Credit Agreement, will continue to be the direct owner, beneficially and of record, of the Pledged Collateral indicated on Schedule III as owned by such Pledgor, (ii) holds the same free and clear of all Liens, other than Permitted Liens, (iii) will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Collateral, other than pursuant to a transaction permitted by the Credit Agreement and other than Permitted Liens, and (iv) subject to the rights of such Pledgor under the Loan Documents to dispose of Pledged Collateral, will use commercially reasonable efforts to defend its title or interest thereto or therein against any and all Liens (other than Permitted Liens), however arising, of all persons;

(d) other than as set forth in the Credit Agreement or the schedules thereto, and except for restrictions and limitations imposed by the Loan Documents, the Cash Flow Credit Agreement, the Notes or securities laws generally, or, in the case of shares of a ULC, any requirement that transfers of such shares be approved by the directors of the ULC, or otherwise permitted to exist pursuant to the terms of the Credit Agreement, the Cash Flow Credit Agreement or the Notes, the Pledged Stock (other than partnership interests) is and will continue to be freely transferable and assignable, and none of the Pledged Stock is or will be subject to any option, right of first refusal, shareholders agreement, charter, by-law or articles of association provisions or contractual restriction of any nature, other than restrictions on transfer in the articles of association of a ULC, that might prohibit, impair, delay or otherwise affect the pledge of such Pledged Stock hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Collateral Agent of rights and remedies hereunder;

(e) each Pledgor has the power and authority to pledge the Pledged Collateral pledged by it hereunder in the manner hereby done or contemplated;

(f) other than as set forth in the Credit Agreement, or the schedules thereto, no consent or approval of any Governmental Authority, any securities exchange or any other person was or is necessary to the validity of the pledge effected hereby (or the transfer of the Pledged Securities upon a foreclosure thereof (other than compliance with any securities law applicable to the transfer of securities, or, in the case of shares of a ULC, any requirement that transfers of such shares be approved by the directors of the ULC)), in each case other than such as have been obtained and are in full force and effect;

(g) by virtue of the execution and delivery by the Pledgors of this Agreement and the Intercreditor Agreements, when any Pledged Securities (including Pledged Stock of any Domestic Subsidiary or any Qualified CFC Holding Company) are delivered to the Applicable Agent, for the ratable benefit of the Secured Parties, in accordance with this Agreement and the ABL Intercreditor Agreement and a financing statement naming the Collateral Agent as the secured party and covering the Pledged Collateral to which such Pledged Securities relate is filed in the appropriate filing office, the Collateral Agent will obtain, for the ratable benefit of the Secured Parties, a legal, valid and perfected lien upon and security interest in such Pledged Collateral under the New York UCC, subject only to Permitted Liens, as security for the payment and performance of the Obligations;

(h) each Pledgor that is an issuer of the Pledged Collateral confirms that it has received notice of the security interest granted hereunder and consents to such security interest and, subject to the terms of the ABL Intercreditor Agreement, agrees to transfer record ownership of the securities issued by it in connection with any request by the Applicable Agent; and

(i) each Pledgor consents to the grant by each other Pledgor of the security interests granted hereby and to the transfer of the Pledged Stock to the Applicable Agent or its designee following an Event of Default and to the substitution of the Applicable Agent or its designee or the purchaser upon any foreclosure sale as the holder and beneficial owner of such Pledged Stock.

SECTION 2.04. Registration in Nominee Name; Denominations. The Applicable Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to hold the Pledged Securities (other than Pledged Securities that are ULC Interests) in the name of the applicable Pledgor, endorsed or assigned in blank or in favor of the Applicable Agent or, if an Event of Default shall have occurred and be continuing, in its own name as pledgee or the name of its nominee (as pledgee or as sub-agent). Upon the occurrence and during the continuance of an Event of Default, each Pledgor will promptly give to the Applicable Agent copies of any notices or other communications received by it with respect to Pledged Securities registered in the name of such Pledgor. If an Event of Default shall have occurred and be continuing, the Applicable Agent shall have the right to exchange the certificates representing Pledged Securities (other than Pledged Securities that are ULC Interests) held by it for certificates of smaller or larger denominations for any purpose consistent with this Agreement. With respect to Pledged Securities that are ULC Interests, at any time at which an Event of

Default has occurred and is continuing, the Applicable Agent shall have the right to require the Pledgors to cause the ULC Interests to be transferred and registered as the Applicable Agent may direct and each applicable Pledgor covenants that, at the time of any such transfer, it will provide all required consents and approvals. Each Pledgor shall use its commercially reasonable efforts to cause any Subsidiary of Holdings that is not a party to this Agreement to comply with a request by the Applicable Agent, pursuant to this Section 2.04, to exchange certificates representing Pledged Securities of such Subsidiary for certificates of smaller or larger denominations.

SECTION 2.05. Voting Rights; Dividends and Interest, Etc. (a) Unless and until an Event of Default shall have occurred and be continuing and the Applicable Agent shall have given notice to the relevant Pledgors of the Applicable Agent’s intention to exercise its rights hereunder:

(i) Each Pledgor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Collateral or any part thereof for any purpose consistent with the terms of this Agreement and the Loan Documents; provided that, except as permitted under the Credit Agreement, such rights and powers shall not be exercised in any manner that could materially and adversely affect the rights inuring to a holder of any Pledged Collateral, the rights and remedies of any of the Collateral Agent or the other Secured Parties under this Agreement or any Loan Document or the ability of the Secured Parties to exercise the same. For the avoidance of doubt, nothing in this subparagraph (i) shall be read to suggest that a Pledgor holding ULC Interests does not have all of the rights described in Section 2.06.

(ii) Where any Pledged Collateral is registered in the name of the Applicable Agent, the Applicable Agent shall promptly execute and deliver to each Pledgor, or cause to be executed and delivered to such Pledgor, all such proxies, powers of attorney and other instruments as such Pledgor may reasonably request for the purpose of enabling such Pledgor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to subparagraph (i) above.

(iii) Each Pledgor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Collateral to the extent and only to the extent that such dividends, interest, principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Loan Documents and applicable laws; provided that (A) any non-cash dividends, interest, principal or other distributions, payments or other consideration in respect thereof, including any rights to receive the same to the extent not so distributed or paid, that would constitute Pledged Securities to the extent such Pledgor has the rights to receive such Pledged Securities if they were declared, distributed and paid on the date of this Agreement, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Securities, received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise or (B) any non-cash dividends and other distributions paid or payable in respect of any Pledged Securities that would constitute Pledged Securities to the extent such Pledgor has the rights to receive such Pledged Securities if they were declared, distributed and paid on the date of this Agreement, in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid in surplus, shall be and become part of the Pledged Collateral, and, if received by any Pledgor, shall not be commingled by such Pledgor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Applicable Agent, for the ratable benefit of the Secured Parties, and shall be forthwith delivered to the Applicable Agent, for the ratable benefit of the Secured Parties, in the same form as so received (endorsed in a manner reasonably satisfactory to the Applicable Agent). For the avoidance of doubt, nothing in this subparagraph (iii) shall be read to suggest that a Pledgor holding ULC Interests does not have all of the rights described in Section 2.06.

(b) Upon the occurrence and during the continuance of an Event of Default and after notice by the Applicable Agent to the relevant Pledgors of the Applicable Agent’s intention to exercise its rights hereunder, all rights of any Pledgor to receive dividends, interest, principal or other distributions with respect to Pledged Securities that are not ULC Interests that such Pledgor is authorized to receive pursuant to paragraph (a)(iii) of this Section 2.05 shall cease, and all such rights shall thereupon become vested, for the ratable benefit of the Secured Parties, in the Applicable Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions. All dividends, interest, principal or other distributions received by any Pledgor contrary to the provisions of this Section 2.05 shall not be commingled by such Pledgor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Applicable Agent, for the ratable benefit of the Secured Parties, and shall be forthwith delivered to the Applicable Agent, for the ratable benefit of the Secured Parties, in the same form as so received (endorsed in a manner reasonably satisfactory to the Applicable Agent). Any and all money and other property paid over to or received by the Collateral Agent pursuant to the provisions of this paragraph (b) shall be retained by the Collateral Agent in an account to be established by the Collateral Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 4.02. After all Events of Default have been cured or waived and a Responsible Officer of Intermediate Holdings has delivered to the Collateral Agent a certificate to that effect, the Collateral Agent shall promptly repay to each Pledgor (without interest) all dividends, interest, principal or other distributions that such Pledgor would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) of this Section 2.05 and that remain in such account. Nothing in this paragraph (b) shall limit any of the rights of any Pledgor holding Pledged Securities which are ULC Interests to receive dividends, interest, principal or other distributions, and no such dividends, interest, principal or other distributions shall become vested or held in trust for or on behalf of the Applicable Agent.

(c) Upon the occurrence and during the continuance of an Event of Default and after notice by the Applicable Agent to the relevant Pledgors of the Applicable Agent’s intention to exercise its rights hereunder, all rights of any Pledgor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 2.05 with respect to Pledged Securities that are not ULC Interests, and the obligations of the Applicable Agent under paragraph (a)(ii) of this Section 2.05, shall cease, and all such rights shall thereupon become vested in the Applicable Agent, for the ratable benefit of the Secured Parties, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that the Applicable Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Pledgors to exercise such rights. After all Events of Default have been cured or waived and a Responsible Officer of Intermediate Holdings has delivered to the Applicable Agent a certificate to that effect, each Pledgor shall have the right to exercise the voting and/or consensual rights and powers that such Pledgor would otherwise be entitled to exercise pursuant to the terms of paragraph (a)(i) above and the obligations of the Applicable Agent under paragraph (a)(ii) shall be in effect. Nothing in this paragraph (c) shall limit voting and/or other consensual rights and powers of any Pledgor holding Pledged Securities which are ULC Interests, and no such rights shall become vested in the Applicable Agent pursuant hereto.

SECTION 2.06. Unlimited Corporate Entities. Notwithstanding the grant of security interest made by a Pledgor in favor of the Collateral Agent, its successors and assigns, for the ratable benefit of the Secured Parties, of any or all of its Pledged Securities, any Pledgor that is the legal or beneficial holder of, or controls, any shares or other equity interests (“ULC Interests”) in any unlimited company, unlimited liability company or unlimited liability corporation existing under the laws of any province of Canada (a “ULC”) pledged hereunder shall remain the sole registered and/or beneficial owner of such ULC Interests (and continue, where applicable, to be registered as such) and will remain so until such time as such ULC Interests are effectively transferred into the name of the Collateral Agent or any other person on the books and records of such ULC. Accordingly, such Pledgor shall be entitled to receive and retain for its own account any dividend on or other distribution, if any, in respect of such ULC Interests and shall have the right to vote such ULC Interests and to control the direction, management and policies of the issuer of such ULC Interests to the same extent as such Pledgor would if such ULC Interests were not pledged to the Collateral Agent pursuant hereto. Nothing in this Agreement or any other document or agreement among all or some of the parties hereto is intended to, or shall, constitute the Collateral Agent or any other person as a shareholder of any ULC until such time as notice is given to such Pledgor and further steps are taken thereunder so as to register the Collateral Agent or any other person as the holder of the ULC Interests upon the books of such ULC. To the extent any provision hereof would have the effect of constituting the Collateral Agent or any other person as a shareholder or member of a ULC prior to such time, such provision shall be severed herefrom and ineffective with respect to the ULC Interests of such ULC without otherwise invalidating or rendering unenforceable this Agreement or invalidating or rendering unenforceable such provision insofar as it relates to Pledged Stock which are not ULC Interests. Except upon the exercise of rights to sell or otherwise dispose of ULC Interests following the occurrence and during the continuance of an Event of Default hereunder and the giving of notice to which has not been withdrawn, no Pledgor shall cause or permit, or enable any ULC in which it holds ULC Interests to cause or permit, the Collateral Agent to: (a) be registered as a shareholder or member of such ULC; (b) have any notation entered in its favor in the share register or other equity register of such ULC; (c) be held out as a shareholder or member of such ULC; (d) receive, directly or indirectly, any dividends, property or other distributions from such ULC by reason of the Collateral Agent holding a security interest in such ULC; or (e) act as a shareholder or member of such ULC, or exercise any rights of a shareholder or member of such ULC, including the right to attend a meeting of, or to vote the shares or other ULC Interests of, such ULC.

ARTICLE III

Security Interests in Other Personal Property

SECTION 3.01. Security Interest. (a) Subject to the last paragraph of this Section 3.01(a), as security for the payment or performance when due (whether at the stated maturity, by acceleration or otherwise), as the case may be, in full of the Obligations, each Pledgor hereby assigns and pledges to the Collateral Agent, its successors and permitted assigns, for the ratable benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and permitted assigns, for the ratable benefit of the Secured Parties, a security interest (the “Security Interest”) in all right, title and interest in or to any and all of the following assets and properties now owned or at any time hereafter acquired by such Pledgor or in which such Pledgor now has or at any time in the future may acquire any right, title or interest (collectively, the “Article 9 Collateral”):

(i) all Accounts;

(ii) all Chattel Paper;

(iii) all cash, deposit accounts and securities accounts;

(iv) all Documents;

(v) all Equipment;

(vi) all General Intangibles, including Intellectual Property;

(vii) all Instruments;

(viii) all Inventory and all other Goods not otherwise described above;

(ix) all Investment Property (other than ULC Interests);

(x) all Letter of Credit Rights;

(xi) all Commercial Tort Claims as described on Schedule II hereto;

(xii) all other personal property not otherwise described above (except for ULC Interests and property specifically excluded from any defined term used in any of the foregoing clauses);

(xiii) all books and records pertaining to the Article 9 Collateral; and

(xiv) to the extent not otherwise included, all proceeds, Supporting Obligations and products of any and all of the foregoing, other than ULC Interests, and all collateral security and guarantees given by any person with respect to any of the foregoing.

Notwithstanding anything to the contrary in this Agreement or the other Loan Documents, this Agreement shall not constitute a grant of a security interest by any Pledgor in (and the Article 9 Collateral shall not include) (a) any vehicle covered by a certificate of title or ownership, (b) any assets owned on or acquired after the Closing Date, to the extent that, and for long as, granting a security interest in such assets would violate applicable law or a contractual obligation binding on such assets that existed at the time of the acquisition thereof and was not created or made binding on such assets in contemplation of or in connection with the acquisition of such assets; provided that, if any such contractual restrictions are waived or eliminated and any such assets are pledged as collateral to secure any First-Priority Lien Obligations, such assets shall not be excluded pursuant to this clause (b), (c) any property excluded from the definition of Pledged Collateral pursuant to Section 2.01, including, without limitation, any Designated Securities, (d) any Letter of Credit Rights to the extent any Pledgor is required by applicable law to apply the proceeds of a drawing of such Letter of Credit for a specified purpose, (e) any Pledgor’s right, title or interest in any license, contract or agreement to which such Pledgor is a party or any of its right, title or interest thereunder to the extent, but only to the extent, that such a grant would, under the terms of such license, contract or agreement, result in a breach of the terms of, or constitute a default under, or result in the abandonment, invalidation or unenforceability of, that license, contract or agreement to which such Pledgor is a party (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the New York UCC or any other applicable law (including, without limitation, Title 11 of the United States Code) or principles of equity); provided that, immediately upon the ineffectiveness, lapse or termination of any such provision, the Article 9 Collateral shall include, and such Pledgor shall be deemed to have granted a security interest in, all such rights and interests as if such provision had never been in effect, (f) any Equipment owned by any Pledgor that is subject to a purchase money lien or a Capital Lease Obligation if the contract or other agreement in which such Lien is granted (or the documentation providing for such Capital Lease Obligation) prohibits or requires the consent of any person other than the Pledgors as a condition to the creation of any other security interest on such Equipment, (g) any intent-to-use United States trademark applications for which an amendment to alleged use or statement of use has not been filed under 15 U.S.C. §1051(c) or 15 U.S.C. §1051(d), respectively, or, if filed, has not been deemed in conformance with 15 U.S.C. §1051(a) or examined and accepted by the United States Patent and Trademark Office, (h) any assets that would otherwise constitute

Notes Priority Collateral that are not pledged to secure any First-Priority Lien Obligations or (i) any assets, whether now owned or hereafter acquired, that constitute Excluded Property or otherwise with respect to which the Collateral and Guarantee Requirement or the other paragraphs of Section 5.10 of the Credit Agreement need not be satisfied by reason of Section 5.10(f) of the Credit Agreement.

(b) Each Pledgor hereby irrevocably authorizes the Collateral Agent at any time and from time to time to file in any relevant jurisdiction any initial financing statements (including fixture filings) with respect to the Article 9 Collateral or any part thereof and amendments thereto that contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment, including (i) whether such Pledgor is an organization, the type of organization and any organizational identification number issued to such Pledgor, (ii) in the case of a financing statement filed as a fixture filing, a sufficient description of the real property to which such Article 9 Collateral relates and (iii) a description of collateral that describes such property in any other manner as the Collateral Agent may reasonably determine is necessary or advisable to ensure the perfection of the security interest in the Article 9 Collateral granted under this Agreement, including describing such property as “all assets” or “all property”. Each Pledgor agrees to provide such information to the Collateral Agent promptly upon request.

The Collateral Agent is further authorized to file with the United States Patent and Trademark Office or United States Copyright Office (or any successor office) such documents as may be reasonably necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest granted by any Pledgor, without the signature of such Pledgor, and naming any Pledgor or the Pledgors as debtors and the Collateral Agent as secured party.

(c) The Security Interest is granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Pledgor with respect to or arising out of the Article 9 Collateral.

SECTION 3.02. Representations and Warranties. The Pledgors jointly and severally represent and warrant to the Collateral Agent and the Secured Parties that:

(a) Each Pledgor has good and valid rights in and title to the Article 9 Collateral with respect to which it has purported to grant a Security Interest hereunder and has full power and authority to grant to the Collateral Agent the Security Interest in such Article 9 Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other person other than any consent or approval that has been obtained and is in full force and effect or has otherwise been disclosed herein or in the Credit Agreement and the schedules thereto.

(b) The Perfection Certificate has been duly prepared, completed and executed and the information set forth therein, including the exact legal name of each Pledgor, is correct and complete, in all material respects, as of the date hereof. Except as required or permitted by Section 5.10 of the Credit Agreement to be provided in the future, the Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations containing a description of the Article 9 Collateral that have been prepared for filing in each governmental, municipal or other office specified in Schedule V hereto constitute all the filings, recordings and registrations (other than additional filings required to be made in the United States Patent and Trademark Office and the United States Copyright Office in order to perfect the Security Interest in Article 9 Collateral consisting of United States Patents, United States registered Trademarks and United States registered Copyrights) that are necessary to publish notice of and protect the validity of and to establish a legal, valid and perfected security interest in favor of the Collateral Agent (for the ratable benefit of the Secured Parties) in respect of all Article 9 Collateral in which the Security Interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary in any such jurisdiction, except as provided under applicable law with respect to the filing of continuation statements or amendments. Except as required or permitted by Section 5.10 of the Credit Agreement to be provided in the future, each Pledgor represents and warrants that a fully executed agreement in the form hereof (or a short form hereof which form shall be reasonably acceptable to the Collateral Agent) containing a description of all Article 9 Collateral consisting of material Intellectual Property with respect to United States issued Patents (and Patents for which United States registration applications are pending), United States registered Trademarks (and Trademarks for which United States registration applications are pending) and United States registered Copyrights (and Copyrights for which United States registration applications are pending) has been delivered to the Collateral Agent for recording with the United States Patent and Trademark Office and the United States Copyright Office pursuant to 35 U.S.C. § 261, 15 U.S.C. § 1060 or 17 U.S.C. § 205 and the regulations thereunder, as applicable, and otherwise as may be reasonably requested by the Collateral Agent, to protect the validity of and to establish a legal, valid and perfected security interest in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, in respect of all Article 9 Collateral consisting of such material Intellectual Property in which a security interest may be perfected by recording with the United States Patent and Trademark Office and the United States Copyright Office, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration with respect to the Security Interest in the Intellectual Property is necessary (other than the Uniform Commercial Code financing statements referred to above and other than such actions as are necessary to perfect the Security Interest with respect to any Article 9 Collateral consisting of Patents, Trademarks and Copyrights acquired or developed after the date hereof).

(c) The Security Interest constitutes (i) a legal and valid security interest in all the Article 9 Collateral securing the payment and performance of the Obligations, (ii) subject to the filings described in Section 3.02(b), a perfected security interest in all Article 9 Collateral in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the Uniform Commercial Code or other applicable law in such jurisdictions and (iii) except as required or permitted by Section 5.10 of the Credit Agreement to be provided in the future, a security interest that shall be perfected in all Article 9 Collateral in which a security interest may be perfected upon the receipt and recording of this Agreement (or a short form hereof) with the United States Patent and Trademark Office and the United States Copyright Office upon the making of such filings with such office, in each case, as applicable, with respect to Article 9 Collateral consisting of material Intellectual Property. Subject to the Intercreditor Agreements, the Security Interest is and shall be prior to any other Lien on any of the Article 9 Collateral other than Permitted Liens (excluding Second-Priority Liens and the Notes-Priority Liens that are subordinated to the Liens securing the Obligations in respect of the ABL Priority Collateral) or Liens arising by operation of law.

(d) The Article 9 Collateral is owned by the Pledgors free and clear of any Lien, other than Permitted Liens. Subject to the Intercreditor Agreements, none of the Pledgors has filed or consented to the filing of (i) any financing statement or analogous document under the Uniform Commercial Code or any other applicable laws covering any Article 9 Collateral, (ii) any assignment in which any Pledgor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with the United States Patent and Trademark Office or the United States Copyright Office or (iii) any assignment in which any Pledgor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for Permitted Liens.

(e) None of the Pledgors holds any Commercial Tort Claim individually in excess of $5.0 million as of the date hereof except as indicated on the Perfection Certificate.

(f) Except as set forth in the Perfection Certificate, as of the date hereof, all Accounts owned by the Pledgors have been originated by the Pledgors and all Inventory owned by the Pledgors has been produced or acquired by the Pledgors in the ordinary course of business.

SECTION 3.03. Covenants. (a) Each Pledgor agrees to notify the Collateral Agent promptly in writing of any change (i) in its corporate or organization name, (ii) in its identity or type of organization or corporate structure, (iii) in its federal taxpayer identification number or organizational identification number or (iv) in its jurisdiction of organization. Each Pledgor agrees to promptly provide the Collateral Agent with certified organizational documents reflecting any of the changes described in the immediately preceding sentence. Each Pledgor agrees not to effect or permit any change referred to in the first sentence of this paragraph (a) unless all filings have been made, or will have been made within any applicable statutory period, under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Article 9 Collateral in which a security interest may be perfected by filing, for the ratable benefit of the Secured Parties. Each Pledgor agrees to promptly notify the Collateral Agent if any material portion of the Article 9 Collateral owned or held by such Pledgor is damaged or destroyed.

(b) Subject to the rights of such Pledgor under the Loan Documents to dispose of Collateral, each Pledgor shall, at its own expense, use commercially reasonable efforts to defend title to the Article 9 Collateral against all persons and to defend the Security Interest of the Collateral Agent, for the ratable benefit of the Secured Parties, in the Article 9 Collateral and the priority thereof against any Lien that is not a Permitted Lien and to defend the priority thereof against any Second-Priority Liens and the Notes-Priority Liens that are subordinated to the Liens securing the Obligations in respect of the ABL Priority Collateral.

(c) Each Pledgor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Collateral Agent may from time to time reasonably request to better assure, preserve, protect, defend and perfect the Security Interest and the rights and remedies created hereby, including, without limitation, the payment of any fees and taxes required in connection with the execution and delivery of this Agreement and the granting of the Security Interest and the filing of any financing statements (including fixture filings) or other documents in connection herewith or therewith, all in accordance with the terms hereof and of the Credit Agreement. If any Indebtedness payable under or in connection with any of the Article 9 Collateral that is in excess of $5.0 million shall be or become evidenced by any promissory note or other instrument, such note or instrument shall be promptly pledged and delivered to the Applicable Agent, for the ratable benefit of the Secured Parties, duly endorsed in a manner reasonably satisfactory to the Applicable Agent.

Without limiting the generality of the foregoing, each Pledgor hereby authorizes the Collateral Agent, with prompt notice thereof to the Pledgors, to supplement this Agreement by supplementing Schedule IV or adding additional schedules hereto to specifically identify any asset or item that constitutes material Copyrights, Patents, Trademarks, Copyright Licenses, Patent Licenses or Trademark Licenses; provided that any Pledgor shall have the right, exercisable within 30 days after such Pledgor has been notified by the Collateral Agent of the specific identification of such Article 9 Collateral, to advise the Collateral Agent in writing of any inaccuracy of the representations and warranties made by such Pledgor hereunder with respect to such Article 9 Collateral. Each Pledgor agrees that it will use its commercially reasonable efforts to take such action as shall be necessary such that all representations and warranties hereunder shall be true and correct in all material respects with respect to such Article 9 Collateral within 30 days after the date it has been notified by the Collateral Agent of the specific identification of such Article 9 Collateral.

(d) After the occurrence of an Event of Default and during the continuance thereof, the Applicable Agent shall have the right to verify under reasonable procedures the validity, amount, quality, quantity, value, condition and status of, or any other matter relating to, the Article 9 Collateral, including, in the case of Accounts or Article 9 Collateral in the possession of any third person, by contacting Account Debtors or the third person possessing such Article 9 Collateral for the purpose of making such a verification. The Applicable Agent shall have the right to share any information it gains from such inspection or verification with any Secured Party.

(e) The Applicable Agent may discharge any past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Article 9 Collateral and that is not a Permitted Lien and may pay for the maintenance and preservation of the Article 9 Collateral to the extent any Pledgor fails to do so as required by the Loan Documents or this Agreement, and each Pledgor jointly and severally agrees to reimburse the Applicable Agent on demand for any reasonable payment made or any reasonable expense incurred by the Applicable Agent pursuant to the foregoing authorization; provided, however, that nothing in this Section 3.03(e) shall be interpreted as excusing any Pledgor from the performance of, or imposing any obligation on the Applicable Agent or any Secured Party to cure or perform, any covenants or other promises of any Pledgor with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Loan Documents.

(f) Each Pledgor (rather than the Collateral Agent or any Secured Party) shall remain liable for the observance and performance of all the conditions and obligations to be observed and performed by it under each contract, agreement or instrument relating to the Article 9 Collateral, and each Pledgor jointly and severally agrees to indemnify and hold harmless the Collateral Agent and the Secured Parties from and against any and all liability for such performance.

(g) None of the Pledgors shall make or permit to be made an assignment, pledge or hypothecation of the Article 9 Collateral or shall grant any other Lien in respect of the Article 9 Collateral, except as permitted by the Loan Documents. None of the Pledgors shall make or permit to be made any transfer of the Article 9 Collateral and each Pledgor shall remain at all times in possession of the Article 9 Collateral owned by it (unless delivered to the Applicable Agent in the case of the Pledged Securities), except as permitted by the Loan Documents or the ABL Intercreditor Agreement. Notwithstanding the foregoing, if the Collateral Agent shall have notified the Pledgors that an Event of Default under clause (b), (c), (h) or (i) of Section 7.01 of the Credit Agreement shall have occurred and be continuing, and during the continuance thereof, the Pledgors shall not sell, convey, lease, assign, transfer or otherwise dispose of any Article 9 Collateral (which notice may be given by telephone if promptly confirmed in writing).

(h) Each Pledgor irrevocably makes, constitutes and appoints the Applicable Agent (and all officers, employees or agents designated by the Applicable Agent) as such Pledgor’s true and lawful agent (and attorney-in-fact) for the purpose, during the continuance of an Event of Default, of making, settling and adjusting claims in respect of Article 9 Collateral under policies of insurance, endorsing the name of such Pledgor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto. In the event that any Pledgor at any time or times shall fail to obtain or maintain any of the policies of insurance required by the Loan Documents or to pay any premium in whole or part relating thereto, the Applicable Agent may, without waiving or releasing any obligation or liability of the Pledgors hereunder or any Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Applicable Agent reasonably deems advisable. All sums disbursed by the Applicable Agent in connection with this Section 3.03(h), including reasonable attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, upon demand, by the Pledgors to the Applicable Agent and shall be additional Obligations secured hereby.

SECTION 3.04. Other Actions. In order to further ensure the attachment, perfection and priority of, and the ability of the Collateral Agent to enforce, for the ratable benefit of the Secured Parties, the Collateral Agent’s security interest in the Article 9 Collateral, each Pledgor agrees, in each case at such Pledgor’s own expense, to take the following actions with respect to the following Article 9 Collateral:

(a) Instruments and Tangible Chattel Paper. If any Pledgor shall at any time own or acquire any Instruments (other than checks received and processed in the ordinary course of business) or Tangible Chattel Paper evidencing an amount in excess of $5.0 million, such Pledgor shall forthwith endorse, assign and deliver the same to the Applicable Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Applicable Agent may from time to time reasonably request.

(b) Investment Property. Except to the extent otherwise provided in Article II, if any Pledgor shall at any time hold or acquire any Certificated Security included in the Pledged Collateral, such Pledgor shall forthwith endorse, assign and deliver the same to the Applicable Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Applicable Agent may from time to time reasonably specify. If any security of a domestic issuer now owned or hereafter acquired by any Pledgor is uncertificated and is issued to such Pledgor or its nominee directly by the issuer thereof, such Pledgor shall promptly notify the Applicable Agent of such uncertificated securities and, upon the Applicable Agent’s reasonable request following the occurrence and during the continuance of an Event of Default, pursuant to an agreement in form and substance reasonably satisfactory to the Applicable Agent, either (i) cause the issuer to agree to comply with instructions from the Applicable Agent as to such security, without further consent of any Pledgor or such nominee, or (ii) cause the issuer to register the Applicable Agent as the registered owner of such security.

(c) Deposit Accounts. No Pledgor shall hereafter establish or maintain a Primary Concentration Account unless doing so is in compliance with Section 5.12 of the Credit Agreement. The Collateral Agent shall not give any instructions directing the disposition of funds from time to time credited to any Primary Concentration Account or withhold any withdrawal rights from the Pledgors with respect to funds from time to time credited to any Primary Concentration Account unless an Availability Trigger Event has occurred and is continuing, and upon the cure or waiver of such Availability Trigger Event, the Collateral Agent shall deliver a notice rescinding such instructions and thereupon control of such Primary Concentration Account shall revert to the Pledgors. The Pledgors shall not grant or purport to grant Control of any Primary Concentration Account to any person other than the Collateral Agent.

(d) Commercial Tort Claims. If any Pledgor shall at any time hold or acquire a Commercial Tort Claim in an amount reasonably estimated to exceed $5.0 million, such Pledgor shall promptly notify the Collateral Agent thereof in a writing signed by such Pledgor, including a summary description of such claim, and grant to the Collateral Agent in writing a security interest therein and in the proceeds thereof, all under the terms and provisions of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Collateral Agent.

SECTION 3.05. Covenants Regarding Patent, Trademark and Copyright Collateral. Except as permitted by the Credit Agreement: (a) Each Pledgor agrees that it will not knowingly do any act or omit to do any act (and will exercise commercially reasonable efforts to prevent its licensees from doing any act or omitting to do any act) whereby any Patent that is material to the normal conduct of such Pledgor’s business may become prematurely invalidated, abandoned, lapsed or dedicated to the public, and agrees that it shall take commercially reasonable steps with respect to any material products covered by any such Patent as necessary and sufficient to establish and preserve its rights under applicable patent laws.

(b) Each Pledgor will, and will use its commercially reasonable efforts to cause its licensees or its sublicensees to, for each material Trademark necessary to the normal conduct of such Pledgor’s business, (i) maintain such Trademark in full force free from any adjudication of abandonment or invalidity for non-use, (ii) maintain the quality of products and services offered under such Trademark, (iii) display such Trademark with notice of federal or foreign registration or claim of trademark or service mark as required under applicable law and (iv) not knowingly use or knowingly permit its licensees’ use of such Trademark in violation of any third-party rights.

(c) Each Pledgor will, and will use its commercially reasonable efforts to cause its licensees or its sublicensees to, for each work covered by a material Copyright necessary to the normal conduct of such Pledgor’s business that it publishes, displays and distributes, use copyright notice as required under applicable copyright laws.

(d) Each Pledgor shall notify the Collateral Agent promptly if it knows that any Patent, Trademark or Copyright material to the normal conduct of such Pledgor’s business may imminently become abandoned, lapsed, lost or dedicated to the public, or of any materially adverse determination or development, excluding office actions and similar determinations or developments in the United States Patent and Trademark Office, United States Copyright Office or any court regarding such Pledgor’s ownership of any such material Patent, Trademark or Copyright or its right to register or to maintain the same.

(e) Each Pledgor, either itself or through any agent, employee, licensee or designee, shall (i) inform the Collateral Agent on an annual basis of each application by itself, or through any agent, employee, licensee or designee, for any Patent with the United States Patent and Trademark Office and each registration of any Trademark or Copyright with the United States Patent and Trademark Office or the United States Copyright Office filed during the preceding twelve-month period, in each case to the extent such application or registration relates to Intellectual Property material to the normal course of such Pledgor’s business and (ii) upon the reasonable request of the Collateral Agent, execute and deliver any and all agreements, instruments, documents and papers to evidence the Collateral Agent’s security interest in such Patent, Trademark or Copyright.

(f) Each Pledgor shall exercise its reasonable business judgment consistent with the practice in any proceeding before the United States Patent and Trademark Office or the United States Copyright Office with respect to maintaining and pursuing each material application relating to any Patent, Trademark and/or Copyright (and obtaining the relevant grant or registration) material to the normal conduct of such Pledgor’s business and to maintain (i) each issued Patent and (ii) the registrations of each Trademark and each Copyright that is material to the normal conduct of such Pledgor’s business, including, when applicable and necessary in such Pledgor’s reasonable business judgment, timely filings of applications for renewal, affidavits of use, affidavits of incontestability and payment of maintenance fees, and, if any Pledgor believes necessary in its reasonable business judgment, to initiate opposition, interference and cancellation proceedings against third parties.

(g) In the event that any Pledgor knows or has reason to know that any Article 9 Collateral consisting of a Patent, Trademark or Copyright material to the normal conduct of its business has been or is about to be materially infringed, misappropriated or diluted by a third party, such Pledgor shall promptly notify the Collateral Agent and shall, if such Pledgor deems it necessary in its reasonable business judgment, sue and recover any and all damages, and take such other actions as are reasonable or appropriate under the circumstances.

ARTICLE IV

Remedies

SECTION 4.01. Remedies Upon Default. In accordance with, and to the extent consistent with, the terms of the Intercreditor Agreements, the Collateral Agent may take any action specified in this Section 4.01. Upon the occurrence and during the continuance of an Event of Default, each Pledgor agrees to deliver each item of Collateral to the Collateral Agent on demand, and it is agreed that the Collateral Agent shall have the right to take any of or all the following actions at the same or different times: (a) with respect to any Article 9 Collateral consisting of Intellectual Property, on demand, to cause the Security Interest to become an assignment, transfer and conveyance of any of or all such Article 9 Collateral by the applicable Pledgors to the Collateral Agent or to license or sublicense, whether general, special or otherwise, and whether on an exclusive or a nonexclusive basis, any such Article 9 Collateral throughout the world on such terms and conditions and in such manner as the Collateral Agent shall determine (other than in violation of any then-existing licensing arrangements to the extent that waivers thereunder cannot be obtained with the use of commercially reasonable efforts, which each Pledgor hereby agrees to use) and (b) with or without legal process and with or without prior notice or demand for performance, to take possession of the Article 9 Collateral and without liability for trespass to the applicable Pledgor to enter any premises where the Article 9 Collateral may be located for the purpose of taking possession of or removing the Article 9 Collateral and, generally, to exercise any and all rights afforded to a secured party under the applicable Uniform Commercial Code or other applicable law or in equity. Without limiting the generality of the foregoing, each Pledgor agrees that the Collateral Agent shall have the right, subject to the mandatory requirements of applicable law, to sell or otherwise dispose of all or any part of the Collateral at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Collateral Agent shall deem appropriate. The Collateral Agent shall be authorized in connection with any sale of a security (if it deems it advisable to do so) pursuant to the foregoing to restrict the prospective bidders or purchasers to persons who represent and agree that they are purchasing such security for their own account, for investment, and not with a view to the distribution or sale thereof. Upon consummation of any such sale of Collateral pursuant to this Section 4.01, the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of any Pledgor, and each Pledgor hereby waives and releases (to the extent permitted by law) all rights of redemption, stay, valuation and appraisal that such Pledgor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

To the extent any notice is required by applicable law, the Collateral Agent shall give the applicable Pledgors ten (10) Business Days’ written notice (which each Pledgor agrees is reasonable notice within the meaning of Section 9-611 of the New York UCC or its equivalent in other jurisdictions) of the Collateral Agent’s intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Collateral Agent may fix and state in the notice (if any) of such sale. At any such sale, the Collateral, or the portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Collateral Agent may (in its sole and absolute discretion) determine. The Collateral

Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In the case of any sale of all or any part of the Collateral made on credit or for future delivery, the Collateral so sold may be retained by the Collateral Agent until the sale price is paid by the purchaser or purchasers thereof, but the Collateral Agent shall not incur any liability in the event that any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in the case of any such failure, such Collateral may be sold again upon notice given in accordance with provisions above. At any public (or, to the extent permitted by law, private) sale made pursuant to this Section 4.01, any Secured Party may bid for or purchase for cash, free (to the extent permitted by law) from any right of redemption, stay, valuation or appraisal on the part of any Pledgor (all such rights being also hereby waived and released to the extent permitted by law), the Collateral or any part thereof offered for sale and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property in accordance with Section 4.02 without further accountability to any Pledgor therefor. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Collateral Agent shall be free to carry out such sale pursuant to such agreement and no Pledgor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Collateral Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Collateral Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. Any sale pursuant to the provisions of this Section 4.01 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the New York UCC or its equivalent in other jurisdictions.

SECTION 4.02. Application of Proceeds. The Collateral Agent shall, subject to the Intercreditor Agreements, promptly apply the proceeds, moneys or balances of any collection or sale of Collateral, as follows:

FIRST, to the payment of all costs and expenses incurred by the Collateral Agent in connection with such collection or sale or otherwise in connection with this Agreement, any other Loan Document or any of the Obligations secured by such Collateral, including, without limitation, all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Collateral Agent hereunder or under any other Loan Document on behalf of any Pledgor, any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document, and all other fees, indemnities and other amounts owing or reimbursable to the Collateral Agent under any Loan Document in its capacity as such;

SECOND, to the payment in full of the Obligations (excluding Obligations with respect to Secured Hedge Agreements and Secured Cash Management Agreements that are not Designated Secured Hedge Agreements or Designated Secured Cash Management Agreements) secured by such Collateral (the amounts so applied to be distributed among the Secured Parties in accordance with the order of priority set forth in Section 2.18(b) of the Credit Agreement based on respective amounts of such Obligations owed to them on the date of any such distribution);

THIRD, to the payment in full of the Obligations in respect of Secured Hedge Agreements and Secured Cash Management Agreements (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the respective amounts of such Obligations owed to them on the date of any such distribution); and

FOURTH, to the Pledgors, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

Notwithstanding the foregoing, no amount received from any Guarantor, or from the proceeds of Collateral pledged by such Guarantor, shall be applied to any Excluded Swap Obligations of such Guarantor.

The Collateral Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the purchase money by the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof.

SECTION 4.03. Securities Act, Etc. In view of the position of the Pledgors in relation to the Pledged Collateral, or because of other current or future circumstances, a question may arise under the Securities Act of 1933, as now or hereafter in effect, or any similar federal statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being called the “Federal Securities Laws”) with respect to any disposition of the Pledged Collateral permitted hereunder. Each Pledgor understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Collateral Agent if the Collateral Agent were to attempt to dispose of all or any part of the Pledged Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Collateral could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Collateral Agent in any attempt to dispose of all or part of the Pledged Collateral under applicable Blue Sky or other state securities laws or similar laws analogous in purpose or effect. Each Pledgor acknowledges and agrees that, in light of such restrictions and limitations, the Collateral

Agent, subject to the terms of the Intercreditor Agreements, in its sole and absolute discretion, (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Collateral or part thereof shall have been filed under the Federal Securities Laws or, to the extent applicable, Blue Sky or other state securities laws and (b) may approach and negotiate with a single potential purchaser to effect such sale. Each Pledgor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Collateral Agent shall incur no responsibility or liability for selling all or any part of the Pledged Collateral at a price that the Collateral Agent, subject to the terms of the Intercreditor Agreements, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a single purchaser were approached. The provisions of this Section 4.03 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Collateral Agent sells.

ARTICLE V

Miscellaneous

SECTION 5.01. Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 9.01 of the Credit Agreement. All communications and notices hereunder to any Subsidiary Loan Party shall be given to it in care of Intermediate Holdings, with such notice to be given as provided in Section 9.01 of the Credit Agreement.

SECTION 5.02. Security Interest Absolute. To the extent permitted by law, all rights of the Collateral Agent hereunder, the Security Interest in the Article 9 Collateral, the security interest in the Pledged Collateral and all obligations of each Pledgor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of any Loan Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document, the Intercreditor Agreements or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Obligations or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Pledgor in respect of the Obligations or this Agreement (other than a defense of payment or performance).

SECTION 5.03. Limitation By Law. All rights, remedies and powers provided in this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Agreement are intended to be subject to all applicable mandatory provisions of law that may be controlling and to be limited to the extent necessary so that they shall not render this Agreement invalid, unenforceable, in whole or in part, or not entitled to be recorded, registered or filed under the provisions of any applicable law.

SECTION 5.04. Binding Effect; Several Agreements. This Agreement shall become effective as to any party to this Agreement when a counterpart hereof executed on behalf of such party shall have been delivered to the Collateral Agent and a counterpart hereof shall have been executed on behalf of the Collateral Agent, and thereafter shall be binding upon such party and the Collateral Agent and their respective permitted successors and assigns, and shall inure to the benefit of such party, the Collateral Agent and the other Secured Parties and their respective permitted successors and assigns, except that no party shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral (and any such assignment or transfer shall be void) except as contemplated or permitted by this Agreement or the Credit Agreement. This Agreement shall be construed as a separate agreement with respect to each party and may be amended, modified, supplemented, waived or released with respect to any party without the approval of any other party and without affecting the obligations of any other party hereunder.

SECTION 5.05. Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Pledgor or the Collateral Agent that are contained in this Agreement shall bind and inure to the benefit of their respective permitted successors and assigns.

SECTION 5.06. Collateral Agent’s Fees and Expenses; Indemnification. The parties hereto agree that the Collateral Agent shall be entitled to reimbursement of its expenses incurred hereunder as provided in Section 9.05 of the Credit Agreement.

(a) Without limitation of its indemnification obligations under the Loan Documents, each Pledgor jointly and severally agrees to indemnify the Collateral Agent and the other Indemnitees against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements (except the allocated cost of in-house counsel), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of, (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations hereunder and thereunder or the consummation of the Transactions and other transactions contemplated hereby and thereby, (ii) the use of proceeds of the Loans or the use of any Letter of Credit, or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, or to the Collateral, whether or not any Indemnitee is a party thereto and regardless of whether or not any of the foregoing is raised or initiated by a third party or any Pledgor or any Subsidiary of Holdings; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee (for purposes of this proviso only, “Indemnitee” shall not include any agents or advisors).

(b) Any such amounts payable as provided hereunder shall be additional Obligations secured hereby and by the other Security Documents. The provisions of this Section 5.06 shall remain operative and in full force and effect regardless of the termination of this Agreement or any Loan Document, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any Loan Document, or any investigation made by or on behalf of the Collateral Agent or any other Secured Party. All amounts due under this Section 5.06 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement indemnification or other amount requested.

(c) In no event shall the Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services.

(d) To the fullest extent permitted by applicable law, none of the parties hereto shall be responsible or liable to any other party or any other person or entity for any special, indirect, consequential or punitive damages arising out of, in connection with, or as a result of, this Agreement; provided that each Pledgor shall indemnify and reimburse any Indemnitee for any special, indirect, consequential or punitive damages that such Indemnitee may be liable for to the extent otherwise reimbursable pursuant to this Section 5.06.

(e) The agreements in this Section 5.06 shall survive the resignation of the Collateral Agent and the termination of this Agreement.

SECTION 5.07. Collateral Agent Appointed Attorney-in-Fact. Each Pledgor hereby appoints the Collateral Agent the attorney-in-fact of such Pledgor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment is irrevocable and coupled with an interest. Except in the case of any matter relating to ULC Interests, the Collateral Agent shall have the right, upon the occurrence and during the continuance of an Event of Default (but subject to the Intercreditor Agreements), with full power of substitution either in the Collateral Agent’s name or in the name of such Pledgor, (a) to receive, endorse, assign or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof, (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (c) to ask for, demand, sue for, collect, receive and give acquittance for any and all moneys due or to become due under and by virtue of any Collateral; (d) to sign the name of any Pledgor on any invoice or bill of lading relating to any of the Collateral; (e) to send verifications of Accounts to any Account Debtor; (f) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise, realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (g) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; (h) to notify, or to require any Pledgor to notify, Account Debtors to make payment directly to the Collateral Agent; and (i) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Collateral Agent were the absolute owner of the Collateral for all purposes; provided that nothing herein contained shall be construed as requiring or obligating the Collateral Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Collateral Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. The Collateral Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Pledgor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

SECTION 5.08. Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 5.09. Waivers; Amendment. (a) No failure or delay by the Collateral Agent, any Issuing Bank or any other Secured Party in exercising any right, power or remedy hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy, or any abandonment or discontinuance of steps to enforce such a right, power or remedy, preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies of the Collateral Agent, any Issuing Bank and the other Secured Parties hereunder and under the Loan Documents are cumulative and are not exclusive of any rights, powers or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Pledgor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 5.09, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Collateral Agent, any Issuing Bank or any other Secured Party may have had notice or knowledge of such Default or Event of Default at the time. No notice or demand on any Pledgor in any case shall entitle any Pledgor to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Collateral Agent and the Pledgor or Pledgors with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 9.08 of the Credit Agreement.

SECTION 5.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY LOAN DOCUMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.10.

SECTION 5.11. Severability. In the event any one or more of the provisions contained in this Agreement or any Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 5.12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective as provided in Section 5.04. Delivery of an executed counterpart to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed original.

SECTION 5.13. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 5.14. Jurisdiction; Consent to Service of Process. Subject to clause (e) of the following sentence, all judicial proceedings brought against any party arising out of or relating to this Agreement, any Loan Document or any of the Obligations shall be brought in any state or federal court of competent jurisdiction in the State, County and City of New York. By executing and delivering this Agreement, each party hereto, for itself and in connection with its properties, irrevocably (a) accepts generally and unconditionally the exclusive jurisdiction and venue of such courts (other than with respect to actions by the Collateral Agent in respect of rights under any Security Document governed by laws other than the laws of the State of New York or with respect to any Collateral subject thereto); (b) waives any defense of forum non conveniens; (c) agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to the applicable parties at its address provided in accordance with Section 5.01; (d) agrees that service as provided in clause (c) above is sufficient to confer personal jurisdiction over the applicable party in any such proceeding in any such court, and otherwise constitutes effective and binding service in every aspect; and (e) agrees that the Collateral Agent and the other Secured Parties retain the right to serve process in any other manner permitted by law or to bring proceedings against any Pledgor in the courts of any other jurisdiction in connection with the exercise of any rights under any Security Document or the enforcement of any judgment.

SECTION 5.15. Termination or Release. (a) This Agreement, the pledges made herein, the Security Interest and all other security interests granted hereby, and all other Security Documents securing the Obligations (including, without limitation, foreign security documents), shall automatically terminate as of the Termination Date. In connection with such termination, the Collateral Agent shall do or cause to be done all acts reasonably necessary to release all such security interests as soon as is reasonably practicable.

(b) A Subsidiary Loan Party shall automatically be released from its obligations hereunder and the security interests in the Collateral of such Subsidiary Loan Party shall be automatically released upon the consummation of any transaction permitted by the Credit Agreement as a result of which such Subsidiary Loan Party ceases to be a Subsidiary or otherwise ceases to be a Pledgor; provided that the Required Lenders shall have consented to such transaction (to the extent such consent is required by the Credit Agreement) and the terms of such consent did not provide otherwise.

(c) Upon any sale or other transfer by any Pledgor of any Collateral that is permitted under the Credit Agreement to any person that is not a Pledgor, or upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 9.08 of the Credit Agreement, the security interest in such Collateral shall be automatically released.

(d) If any of the Collateral shall become subject to the release provisions set forth in Section 2.05 of the ABL Intercreditor Agreement or Section 9.18 of the Credit Agreement, such Collateral shall be automatically released from the security interest in such Collateral to the extent provided therein.

(e) There shall be an automatic release of the Lien hereunder on any property and assets of any Pledgor that would constitute Notes Priority Collateral but is at such time not subject to a Lien securing First-Priority Lien Obligations, other than any assets or property that cease to be subject to a Lien securing First-Priority Lien Obligations in connection with a release or discharge by or as a result of payment in full and termination of the First-Priority Lien Obligations; provided that, if such property and assets are subsequently subject to a Lien securing First-Priority Lien Obligations (other than Excluded Property), such property and assets shall subsequently constitute Collateral hereunder.

(f) In connection with any termination or release pursuant to this Section 5.15, the Collateral Agent shall execute and deliver to any Pledgor, at such Pledgor’s expense, all documents that such Pledgor shall reasonably request to evidence such termination or release (including Uniform Commercial Code termination statements), and will duly assign and transfer to such Pledgor such of the Pledged Collateral that may be in the possession of the Collateral Agent and has not theretofore been sold or otherwise applied or released pursuant to this Agreement. Any execution and delivery of documents pursuant to this Section 5.15 shall be without recourse to or warranty by the Collateral Agent.

For the avoidance of doubt, no Lien on any asset or property of a Pledgor created hereunder to secure the Obligations shall be released hereunder unless the release of such Lien is permitted by and pursuant to this Section 5.15.

SECTION 5.16. Additional Subsidiary Loan Parties. Upon execution and delivery by the Collateral Agent and any Subsidiary that is required to become a party hereto by Section 5.10 or the Collateral and Guarantee Requirement of the Credit Agreement of an instrument in the form of Exhibit I hereto, such subsidiary shall become a Subsidiary Loan Party and a Pledgor hereunder with the same force and effect as if originally named as a Subsidiary Loan Party and a Pledgor herein. The execution and delivery of any such instrument shall not require the consent of any other party to this Agreement. The rights and obligations of each party to this Agreement shall remain in full force and effect notwithstanding the addition of any new Subsidiary Loan Party to this Agreement.

SECTION 5.17. First-Priority Lien Obligations Documents. The Collateral Agent acknowledges and agrees, on behalf of itself and each other Secured Party, that (i) the First-Priority Lien Obligations are secured by liens on the Notes Priority Collateral that are senior in priority to the liens on such Notes Priority Collateral that secures the Obligations as provided in the ABL Intercreditor Agreement and (ii) any provision of this Agreement to the contrary notwithstanding, until the Discharge (as defined in the ABL Intercreditor Agreement) of such First-Priority Lien Obligations, the Pledgors shall not be required to act or refrain from acting pursuant to this Agreement or with respect to any Notes Priority Collateral in any manner that would result in a default under the terms and provisions of the First-Priority Lien Obligations Documents (as defined in the ABL Intercreditor Agreement).

SECTION 5.18. General Authority of the Collateral Agent. By acceptance of the benefits of this Agreement and any other applicable Security Documents, each Secured Party (whether or not a signatory hereto) shall be deemed irrevocably (a) to consent to the appointment of the Collateral Agent as its agent hereunder and under such other Security Documents, (b) to confirm that the Collateral Agent shall have the authority to act as the exclusive agent of such Secured Party for the enforcement of any provision of this Agreement and such other Security Documents against any Pledgor, the exercise of remedies hereunder or thereunder and the giving or withholding of any consent or approval hereunder or thereunder relating to any Collateral or any Pledgor’s obligations with respect thereto, (c) to agree that it shall not individually take any action to enforce any provisions of this Agreement or any other Security Document against any Pledgor, to exercise any remedy hereunder or thereunder or to give any consents or approvals hereunder or thereunder except as expressly provided in this Agreement, the Intercreditor Agreements or such other Security Document and (d) to agree to be bound by the terms of this Agreement, the Intercreditor Agreements and such other Security Documents.

SECTION 5.19. Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank, each of their respective Affiliates and each other Secured Party is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender, such Issuing Bank, such Affiliate or such other Secured Party to or for the credit or the account of any party to this Agreement against any of and all the obligations of such party now or hereafter existing under this Agreement owed to such Lender, such Issuing Bank, such Affiliate or such other Secured Party, irrespective of whether or not such Lender, such Issuing Bank, such Affiliate or such other Secured Party shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender, each Issuing Bank or other Secured Party under this Section 5.19 are in addition to other rights and remedies (including other rights of set-off) that such Lender, such Issuing Bank or such other Secured Party may have.

SECTION 5.20. Conflicts. In the event of any conflict between the terms of the ABL Intercreditor Agreement and the terms of this Agreement, except insofar as this Agreement relates to ULC Interests (including, without limitation, Section 2.06), the terms of the ABL Intercreditor Agreement shall govern.

SECTION 5.21. Parallel Debt. Section 8.17 of the Credit Agreement is incorporated herein by reference.

[Remainder of page intentionally left blank; signature pages follow.]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

MOMENTIVE PERFORMANCE MATERIALS HOLDINGS INC.

By:	/s/ William H. Carter
Name: William H. Carter
Title: Executive Vice President and Chief Financial Officer

MOMENTIVE PERFORMANCE MATERIALS INC.

By:	/s/ William H. Carter
Name: William H. Carter
Title: Executive Vice President and Chief Financial Officer

[Signature Page to Collateral Agreement (ABL)]

MOMENTIVE PERFORMANCE MATERIALS USA INC.

By:	/s/ George F. Knight
Name: George F. Knight
Title: Senior Vice President and Treasurer

MOMENTIVE PERFORMANCE MATERIALS WORLDWIDE INC.

By:	/s/ George F. Knight
Name: George F. Knight
Title: Senior Vice President, Chief Financial Officer and Treasurer

MOMENTIVE PERFORMANCE MATERIALS QUARTZ, INC.

By:	/s/ George F. Knight
Name: George F. Knight
Title: Senior Vice President and Treasurer

MPM SILICONES, LLC

By:	Momentive Performance Materials USA Inc., its sole member

	By:	/s/ George F. Knight
Name: George F. Knight
Title: Senior Vice President and Treasurer

MOMENTIVE PERFORMANCE MATERIALS SOUTH AMERICA INC.

By:	/s/ George F. Knight
Name: George F. Knight
Title: Senior Vice President and Treasurer

MOMENTIVE PERFORMANCE MATERIALS CHINA SPV INC.

By:	/s/ George F. Knight
Name: George F. Knight
Title: Senior Vice President, Chief Financial Officer and Treasurer

[Signature Page to Collateral Agreement (ABL)]

JUNIPER BOND HOLDINGS I LLC

By:	Momentive Performance Materials Inc., its sole member

	By:	/s/ William H. Carter
Name: William H. Carter
Title: Executive Vice President and Chief Financial Officer

JUNIPER BOND HOLDINGS II LLC

By:	Momentive Performance Materials Inc., its sole member

	By:	/s/ William H. Carter
Name: William H. Carter
Title: Executive Vice President and Chief Financial Officer

JUNIPER BOND HOLDINGS III LLC

By:	Momentive Performance Materials Inc., its sole member

	By:	/s/ William H. Carter
Name: William H. Carter
Title: Executive Vice President and Chief Financial Officer

JUNIPER BOND HOLDINGS IV LLC

By:	Momentive Performance Materials Inc., its sole member

	By:	/s/ William H. Carter
Name: William H. Carter
Title: Executive Vice President and Chief Financial Office

[Signature Page to Collateral Agreement (ABL)]

JPMORGAN CHASE BANK, N.A., as Collateral Agent

By:	/s/ Peter S. Predun
Name:	Peter S. Predun
Title:	Executive Director

[Signature Page to ABL Collateral Agreement]

Exhibit I to the

Collateral Agreement

SUPPLEMENT NO. [•], dated as of [•], 20[•][•] (this “Supplement”), to the Collateral Agreement, dated as of April 24, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Collateral Agreement”), among MOMENTIVE PERFORMANCE MATERIALS HOLDINGS INC., a Delaware corporation (“Holdings”), MOMENTIVE PERFORMANCE MATERIALS INC., a Delaware corporation (“Intermediate Holdings”), each Subsidiary from time to time party thereto and JPMORGAN CHASE BANK, N.A. (“JPMorgan”), as collateral agent (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”) for the Secured Parties.

A. Reference is made to the Asset-Based Revolving Credit Agreement, dated as of April 24, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Holdings, Intermediate Holdings, Momentive Performance Materials USA Inc., a Delaware corporation (the “U.S. Borrower”), Momentive Performance Materials GmbH, a company organized under the laws of Germany (the “Germany Silicone Borrower”), Momentive Performance Materials Quartz GmbH, a company organized under the laws of Germany (the “Germany Quartz Borrower”), Momentive Performance Materials Nova Scotia ULC, an unlimited company incorporated under the laws of the Province of Nova Scotia (Canada) (the “Canadian Borrower”, and the Canadian Borrower, together with the U.S. Borrower, the Germany Silicone Borrower and the Germany Quartz Borrower, the “Borrowers”), the lenders from time to time party thereto, JPMorgan, as administrative agent for such lenders, and the other parties named therein.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement or the Collateral Agreement, as applicable.

C. The Pledgors have entered into the Collateral Agreement pursuant to the requirements set forth in the Credit Agreement. Section 5.16 of the Collateral Agreement provides that additional Subsidiaries may become Pledgors under the Collateral Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Subsidiary”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Pledgor under the Collateral Agreement.

Accordingly, the Collateral Agent and the New Subsidiary agree as follows:

SECTION 1. In accordance with Section 5.16 of the Collateral Agreement, the New Subsidiary by its signature below becomes a Pledgor under the Collateral Agreement with the same force and effect as if originally named therein as a Pledgor and the New Subsidiary hereby (a) agrees to all the terms and provisions of the Collateral Agreement applicable to it as a Pledgor thereunder and (b) represents and warrants that the representations and warranties made by it as a Pledgor thereunder are true and correct in all material respects on and as of the date hereof. In furtherance of the foregoing, the New Subsidiary, as security for the payment and performance in full of the Obligations, does hereby create and grant to the Collateral Agent and its successors and assigns, for the ratable benefit of the Secured Parties and their successors and assigns, a security interest in and Lien on all of the New Subsidiary’s right, title and interest in and to the Collateral (as defined in the Collateral Agreement) of the New Subsidiary. Each reference to a “Pledgor” in the Collateral Agreement shall be deemed to include the New Subsidiary. The Collateral Agreement is hereby incorporated herein by reference.

SECTION 2. The New Subsidiary represents and warrants to the Collateral Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

SECTION 3. This Supplement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Collateral Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of each of the New Subsidiary and the Collateral Agent. Delivery of an executed signature page to this Supplement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4. The New Subsidiary hereby represents and warrants that (a) subject to the exclusions set forth in Sections 2.01(a) and (b) of the Collateral Agreement, Schedule I attached hereto correctly sets forth, as of the date hereof, (i) the percentage of the issued and outstanding units of each class of the Equity Interests of the issuer thereof represented by the Pledged Stock now owned by the New Subsidiary and (ii) all debt securities and promissory notes or instruments evidencing Indebtedness now owned by the New Subsidiary, in each case under this clause (ii), pledged under the Collateral Agreement and in an aggregate principal amount in excess of $5.0 million; (b) set forth in Schedule II attached hereto is a true and correct schedule of any and all material Intellectual Property now owned by the New Subsidiary; and (c) set forth under its signature hereto is the true and correct legal name of the New Subsidiary, its jurisdiction of organization and the location of its chief executive office.

SECTION 5. Except as expressly supplemented hereby, the Collateral Agreement shall remain in full force and effect.

SECTION 6. THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS SUPPLEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 7. In the event any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Collateral Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8. All communications and notices hereunder shall (except as otherwise expressly permitted by the Collateral Agreement) be in writing and given as provided in Section 5.01 of the Collateral Agreement.

SECTION 9. The New Subsidiary agrees to reimburse the Collateral Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable documented fees, disbursements and other charges of counsel for the Collateral Agent.

[Remainder of page intentionally left blank; signature pages follow.]

IN WITNESS WHEREOF, the New Subsidiary and the Collateral Agent have duly executed this Supplement to the Collateral Agreement as of the day and year first above written.

[NAME OF NEW SUBSIDIARY]

By:
Name:
Title

Legal Name:
Jurisdiction of organization:
Location of chief executive office:

[Signature Page to Supplement to Collateral Agreement]

JPMORGAN CHASE BANK, N.A., as Collateral Agent

By:
Name:
Title

[Signature Page to Supplement to Collateral Agreement]

Schedule I

to Supplement No.              to the

Collateral Agreement

PLEDGED STOCK; PLEDGED DEBT SECURITIES

Pledged Stock

Number of Issuer Certificate	Registered Owner	Number and Class of Equity Interest	Percentage of Equity Interests

Pledged Debt Securities

Securities	Issuer	Lender	Initial Principal Amount

Schedule II

to Supplement No.              to the

Collateral Agreement

INTELLECTUAL PROPERTY